Supplement Dated January 16, 2019 to your Prospectus Dated May 1, 2018

Plan of Reorganization and Dissolution:

On December 13, 2018, the Board of Trustees (the “Board”) of Neuberger Berman Advisers Management Trust approved a Plan of Reorganization and Dissolution (the "Plan") under which the Large Cap Value Portfolio (the Merging Fund") will transfer all of its assets to the Sustainable Equity Portfolio ("Surviving Fund") in exchange for shares of the Surviving Fund. Shares of the Merging Fund will be closed to all new and subsequent investments, including program trades, effective as of the close of business on or about April 26, 2019. The reorganization is scheduled to take place at the close of business on or about April 30, 2019.

Due to the Plan, you will no longer be able to allocate new Premium Payments or make transfers to the Merging Fund Sub-Account, including program trades, on or after the close of business on April 26, 2019.

As a result of the Plan, on or about April 30, 2019:

(i)	If any of your Contract Value is currently invested in the Merging Fund Sub-Account, that Contract Value will be merged into the Surviving Fund Sub-Account;

(ii)	If any portion of your future Premium Payments is allocated to the Merging Fund Sub-Account, that portion will now be allocated to the Surviving Fund Sub-Account.

(iii)	Any transaction that includes an allocation to the Merging Fund Sub-Account will automatically be allocated to the Surviving Fund Sub-Account;

(iv)
Unless you direct us otherwise, if you are enrolled in any DCA, InvestEase®, Asset Rebalancing Program or other administrative program that includes transfers of Contract Value or allocation to the Merging Fund Sub-Account, your enrollment will automatically be updated to reflect the Surviving Fund Sub-Account;

(v)	Unless you direct us otherwise, if you are enrolled in an Automatic Income Program, your enrollment will automatically be updated to reflect the Surviving Fund Sub-Account; and

(vi)	All references and information contained in the prospectus for your Contract related to the Merging Fund are deleted and replaced with the Surviving Fund.

Fund Add:

Effective at the close of business on or about April 30, 2019, the Surviving Fund is added to your contract as an additional investment option.

The following information is added in alphabetical order under "Neuberger Berman Advisers Management Trust" to the table in "The Funds" section of the prospectus:

Funding Option	Investment Objective Summary	Investment Adviser/Sub-Adviser
Neuberger Berman Sustainable Equity Portfolio	Long-term growth of capital	Neuberger Berman Investment Advisers LLC

This Supplement Should Be Retained For Future Reference.

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